Exhibit 99.1
FOR IMMEDIATE RELEASE

DATE:	July 28, 2011
CONTACT:	Thomas D. Cestare Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009
BENEFICIAL MUTUAL BANCORP, INC. REPORTS SECOND QUARTER NET INCOME OF $2.0 MILLION
PHILADELPHIA, PENNSYLVANIA, July 28, 2011 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the three and six months ended June 30, 2011.
Beneficial recorded net income of $2.0 million, or $0.03 per share, for the quarter ended June 30, 2011, compared to a net loss of $898 thousand, or $0.01 per share, for the quarter ended March 31, 2011 and net income of $5.6 million, or $0.07 per share, for the quarter ended June 30, 2010. Net income for the six months ended June 30, 2011, which included $5.1 million of restructuring charges related to the implementation of an expense management reduction program during the first quarter of 2011, totaled $1.1 million, or $0.01 per share, compared to $13.1 million, or $0.17 per share, for the six months ended June 30, 2010.
During the quarter, Beneficial took advantage of the decrease in interest rates to reposition its balance sheet to improve its profitability, interest rate risk, and capital position. Through the sale of lower rate, longer term securities and the run-off of higher cost, non-relationship-based municipal deposits, we have contracted our balance sheet by approximately $217.3 million since December 31, 2010. At June 30, 2011, we had higher than usual cash balances as we were holding cash to cover additional municipal deposit run-off that is expected to occur during the remainder of 2011. Also during the quarter, we benefited from the impact of the expense management reduction program implemented in the first quarter of 2011, as total operating expenses decreased $2.4 million to $29.1 million for the quarter ended June 30, 2011 compared to $31.5 million for the second quarter of 2010.
Credit costs continue to have a significant impact on our financial results. During the three and six months ended June 30, 2011, the Bank recorded a provision for credit losses in the amount of $10.0 million and $20.0 million, respectively, compared to $6.2 million and $11.2 million for the three and six months ended June 30, 2010, respectively. Although credit costs remain elevated, we began to see some stabilization in our credit quality as non-performing assets remained relatively constant for the quarter at $162.6 million as compared to $161.7 million at March 31, 2011. However, we remain cautious and continue to build our reserves. At June 30, 2011, the Company’s allowance for loan losses totaled $51.3 million, or 1.88% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010. A significant portion of our commercial real estate and commercial construction portfolios will contractually mature in 2011 (approximately 33%) and we are actively managing these maturities and continuing to write off all collateral deficiencies on all classified loans once they are 90 days delinquent. We expect that market conditions, coupled with the large amount of commercial maturities, will result in an elevated provision for credit losses for the rest of 2011.
Gerard Cuddy, Beneficial’s President and CEO, stated, “We are beginning to see improvement in our profitability and capital levels as a result of the initiatives we have put in place during the year. We are encouraged that there are some early signs of stabilization in our level of non-performing assets but remain cautious given the overall uncertainty in economic conditions. During the quarter, we hired Jim Gould as our new Chief Lending Officer. Jim is a great addition to the management team and is focused on a number of initiatives including expansion of our commercial and industrial lending team, creating SBA lending capability, and building a mortgage banking team. We believe these efforts will provide new channels for growth and allow us to continue to improve our financial position and take advantage of future opportunities.”

Highlights for the quarter and year ended June 30, 2011:
•	Non-performing assets were stable during the quarter at $162.6 million compared to $161.7 million at March 31, 2011.
•	At June 30, 2011, the Company’s allowance for loan losses totaled $51.3 million, or 1.88% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010.
•
Total deposits decreased by $184.9 million, or 4.7%, to $3.76 billion at June 30, 2011, from $3.94 billion at December 31, 2010 primarily due to the run off of $295.5 million in municipal deposit accounts.

•
Operating expenses decreased $2.4 million for the quarter ended June 30, 2011 compared to the same period in 2010 as a result of the expense management reduction program implemented during the first quarter of 2011.

•	Capital levels improved and remain strong with tangible capital to tangible assets increasing to 10.9% at June 30, 2011 compared to 10.2% at December 31, 2010.
•
We launched “BenMobile,” our mobile banking product that provides customers easy, convenient, and secure access to their money via text messaging, mobile web and phone apps. We also introduced interest on our “Start Growing” and “Professional Package” products, which allow our small business customers to enjoy the advantages of an all-purpose small business package while earning tiered interest on the account.

Balance Sheet
Total assets decreased $217.3 million, or 4.4% to $4.7 billion at June 30, 2011 from $4.9 billion at December 31, 2010. During the quarter, management took advantage of the decrease in interest rates to reposition Beneficial’s balance sheet to increase profitability, improve its capital position and reduce its interest rate risk profile by selling investments and reducing higher cost, non-relationship-based municipal deposits. At June 30, 2011, we had higher than usual cash balances as we were holding cash to cover additional municipal deposit run-off that is expected to occur during the remainder of 2011. As a result, cash and cash equivalents increased from $90.3 million at December 31, 2010 to $347.2 million at June 30, 2011. Additionally, the balance of investments decreased $166.5 million, or 10.1%, during the first quarter of 2011 and $155.9 million, or 10.5%, during the second quarter of 2011 as we continue to sell longer term investments to shorten the duration of the investment portfolio and position Beneficial for rising interest rates.
During the quarter ended June 30, 2011, we also transferred $276.8 million of U.S. agency notes from the available-for-sale classification to the held-to-maturity classification as we determined that we have the intent and ability to hold these securities to maturity.
Total loans decreased $66.8 million, or 2.4%, to $2.7 billion at June 30, 2011 from $2.8 billion December 31, 2010 primarily due to continued slow loan demand as consumers and businesses continue to deleverage and remain cautious about the economy.
At June 30, 2011, Beneficial’s stockholders’ equity equaled $624.0 million, or 13.2% of total assets, compared to $615.5 million, or 12.5%, of total assets at December 31, 2010.

Net Interest Income
For the quarter ended June 30, 2011, Beneficial reported net interest income of $35.8 million, a decrease of $943 thousand, or 2.6%, from the quarter ended March 31, 2011. The net interest margin decreased 11 basis points to 3.16% for the quarter ended June 30, 2011 from 3.27% for the quarter ended March 31, 2011. The reduction in net interest income is primarily due to a reduction in interest earning assets as discussed above related to our strategy to reposition the balance sheet. Net interest margin has also been impacted by significant levels of cash held to cover additional municipal deposit run off that is anticipated to occur over the next few months. As a result of our repositioning efforts, we anticipate improvement in our net interest margin during the remainder of the year.
For the six months ended June 30, 2011, net interest income decreased $3.0 million, or 4.0%, to $72.4 million from $75.4 million for the six months ended June 30, 2010. The net interest margin decreased 23 basis points to 3.22% for the six months ended June 30, 2011 from 3.45% for the six months ended June 30, 2010. The decrease in net interest income was driven by low interest rates which have reduced the yields on our investment portfolio as excess liquidity is invested at lower yields. Mortgage re-financings have also resulted in lower yields on our mortgage portfolio. Additionally, we have been able to reduce the cost of our interest bearing liabilities over this time period with average rates decreasing to 1.05% for the six months ended June 30, 2011 from 1.42% for the six months ended June 30, 2010.
Non-interest Income
For the quarter ended June 30, 2011, non-interest income totaled $5.4 million, a decrease of $1.1 million, or 17.3%, from the quarter ended March 31, 2011. The decrease in non-interest income was primarily due to a decrease in insurance and advisory commission and fee income as a result of continued weakness in the property and casualty market.
Non-interest income decreased $2.7 million to $11.9 million for the six months ended June 30, 2011 compared to the same period in 2010. The decrease in non-interest income was primarily due to a $1.6 million decrease in gain on the sale of securities, a $568 thousand decrease in insurance and advisory income, and a $796 thousand decrease in overdraft fees due to Regulation E, which became effective in the third quarter of 2010 and generally prevents an institution from charging overdraft fees on certain automated transactions without prior customer consent.
Non-interest Expense
For the quarter ended June 30, 2011, non-interest expense totaled $29.1 million, a decrease of $5.1 million, or 14.9%, from the quarter ended March 31, 2011. The decrease in non-interest expense during the second quarter was primarily due to a restructuring charge decrease of $3.1 million, as well as a $1.5 million decrease in salaries and benefits, a $458 thousand decrease in occupancy expense and $105 thousand decrease in depreciation, amortization and equipment maintenance as a result of the expense reduction initiatives implemented during the first quarter of 2011.
Non-interest expense increased $1.3 million to $63.3 million for the six months ended June 30, 2011 compared to the same period in 2010, primarily due to a $5.1 million restructuring charge relating to the implementation of the previously described expense management reduction program. This increase was partially offset by a $2.2 million decrease in salaries and benefits, an $881 thousand decrease in marketing expense, a $435 thousand decrease in printing and office supplies expense, and a $208 thousand decrease in utility expense.
Asset Quality
Non-performing loans, including loans 90 days past due and still accruing, totaled $143.9 million at June 30, 2011, down from $145.2 million at March 31, 2011. Non-performing loans at June 30, 2011 consisted of $25.2 million, or 17.5%, of government guaranteed student loans. Net charge-offs during the quarter ended June 30, 2011 were $6.1 million, compared to $8.0 million for the quarter ended March 31, 2011 and $7.6 million for the quarter ended December 31, 2010. At June 30, 2011, the Company’s allowance for loan losses totaled $51.3 million, or 1.88% of total loans, compared to $47.4 million, or 1.71% of total loans, at March 31, 2011 and $45.4 million, or 1.62% of total loans, at December 31, 2010.

Capital
Our capital ratios improved compared to the prior quarter as a result of shrinking the balance sheet. The Company’s capital position remains strong relative to current regulatory requirements. The Company continues to have substantial liquidity as the inflows of deposits have largely been retained in cash or invested in high quality government-backed securities. In addition, the Company continues to have significant available borrowing capacity from its contingent funding sources. Our capital ratios as of June 30, 2011 compared to March 31, 2011 and December 31, 2010, as well as our excess capital over regulatory minimums as of June 30, 2011 to be considered well capitalized are as follows:

				Minimum Well	Excess Capital
	6/30/2011	3/31/2011	12/31/2010	Capitalized Ratio	6/30/2011

Tangible Capital	10.87%	10.10%	10.16%
Tier 1 Capital (to average assets)	9.28%	9.08%	8.89%	5%	$202,480
Tier 1 Capital (to risk weighted assets)	17.13%	15.91%	15.69%	6%	$285,078
Total Capital (to risk weighted assets)	18.39%	17.17%	16.95%	10%	$214,975
About Beneficial Mutual Bancorp, Inc.
Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.
Forward Looking Statements
This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010

ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$36,458	$46,300	$33,778	$39,600
Interest-bearing deposits	310,704	219,287	56,521	186,504

Total cash and cash equivalents	347,162	265,587	90,299	226,104

Trading Securities	—	—	6,316	25,575

Investment Securities:
Available-for-sale	901,563	1,385,388	1,541,991	1,233,508
Held-to-maturity	406,914	77,912	86,609	114,843
Federal Home Loan Bank stock, at cost	20,978	22,082	23,244	28,068

Total investment securities	1,329,455	1,485,382	1,651,844	1,376,419

Loans:	2,729,592	2,775,715	2,796,402	2,809,701
Allowance for loan losses	(51,298)	(47,411)	(45,366)	(50,895)

Net loans	2,678,294	2,728,304	2,751,036	2,758,806

Accrued Interest Receivable	17,496	19,095	19,566	20,029

Bank Premises and Equipment, net	61,302	61,994	64,339	71,309

Other Assets:
Goodwill	110,486	110,486	110,486	110,486
Bank owned life insurance	34,529	34,169	33,818	33,131
Other intangibles	15,153	16,059	16,919	18,663
Other assets	118,604	180,876	185,162	235,776

Total other assets	278,772	341,590	346,385	398,056

Total Assets	$4,712,481	$4,901,952	$4,929,785	$4,876,298

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$288,799	$311,890	$282,050	$279,268
Interest bearing deposits	3,468,642	3,643,693	3,660,254	3,338,181

Total deposits	3,757,441	3,955,583	3,942,304	3,617,449
Borrowed funds	250,326	260,321	273,317	393,308
Other liabilities	80,700	77,408	98,617	206,362

Total liabilities	4,088,467	4,293,312	4,314,238	4,217,119

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock — $.01 par value	—	—	—	—
Common Stock — $.01 par value	823	823	823	823
Additional paid-in capital	349,221	348,941	348,415	346,759
Unearned common stock held by employee stock ownership plan	(21,066)	(21,827)	(22,587)	(23,899)
Retained earnings (partially restricted)	305,313	303,334	304,232	326,319
Accumulated other comprehensive income (loss), net	3,177	(9,177)	(1,882)	14,330
Treasury stock, at cost	(13,454)	(13,454)	(13,454)	(5,153)

Total stockholders’ equity	624,014	608,640	615,547	659,179

Total Liabilities and Stockholders’ Equity	$4,712,481	$4,901,952	$4,929,785	$4,876,298

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
INTEREST INCOME:
Interest and fees on loans	$35,610	$35,827	$37,947	$71,436	$74,460
Interest on overnight investments	247	102	44	349	169
Interest on trading securities	—	26	23	26	56
Interest and dividends on investment securities:
Taxable	8,952	9,972	12,382	18,924	24,650
Tax-exempt	923	992	1,261	1,915	2,402

Total interest income	45,732	46,919	51,657	92,650	101,737

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	2,195	2,430	2,501	4,625	5,059
Money market and savings deposits	2,293	2,405	2,331	4,698	4,604
Time deposits	3,354	3,119	3,646	6,473	8,227

Total	7,842	7,954	8,478	15,796	17,890
Interest on borrowed funds	2,137	2,269	4,034	4,405	8,398

Total interest expense	9,979	10,223	12,512	20,201	26,288

Net interest income	35,753	36,696	39,145	72,449	75,449
Provision for loan losses	10,000	10,000	6,200	20,000	11,150

Net interest income after provision for loan losses	25,753	26,696	32,945	52,449	64,299

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,667	2,537	1,762	4,204	4,772
Service charges and other income	3,470	3,693	4,424	7,163	7,689
Net gain on sale of investment securities	233	186	—	419	2,004
Trading securities profits	—	81	86	81	112

Total non-interest income	5,370	6,497	6,272	11,867	14,577

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,482	15,009	15,103	28,492	30,736
Occupancy expense	2,635	3,093	2,915	5,728	6,060
Depreciation, amortization and maintenance	2,143	2,248	2,240	4,391	4,417
Marketing expense	872	897	1,648	1,769	2,650
Intangible amortization expense	906	860	884	1,766	1,767
FDIC Insurance	1,621	1,639	1,382	3,260	2,704
Restructuring charge	963	4,096	—	5,058	—
Other	6,475	6,361	7,307	12,836	13,630

Total non-interest expense	29,097	34,203	31,479	63,300	61,964

Income (Loss) before income taxes	2,026	(1,010)	7,738	1,016	16,912

Income tax expense (benefit)	47	(112)	2,142	(65)	3,788

NET INCOME (LOSS)	$1,979	$(898)	$5,596	$1,081	$13,124

EARNINGS (LOSS) PER SHARE — Basic	$0.03	($0.01)	$0.07	$0.01	$0.17
EARNINGS (LOSS) PER SHARE — Diluted	$0.03	($0.01)	$0.07	$0.01	$0.17
Average common shares outstanding — Basic	77,092,682	77,006,186	77,840,396	77,049,673	77,812,874
Average common shares outstanding — Diluted	77,301,043	77,006,186	78,008,337	77,255,328	77,962,324

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Selected Consolidated Financial and Other Data of the Company (Unaudited)
(Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30, 2011		June 30, 2010		June 30, 2011		June 30, 2010
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,773,417	2.28%	$1,600,953	3.43%	$1,737,686	2.44%	$1,585,773	3.44%
Trading Securities	—	0.00%	8,917	1.01%	4,489	1.19%	9,803	1.15%
Overnight investments	391,297	0.25%	66,856	0.26%	277,760	0.25%	134,995	0.25%
Stock	21,317	0.00%	28,068	0.37%	22,038	0.04%	28,068	0.54%
Other Investment securities	1,360,803	2.90%	1,497,112	3.64%	1,433,399	2.91%	1,412,907	3.82%

Loans:	2,744,539	5.20%	2,791,881	5.44%	2,770,294	5.18%	2,790,036	5.36%
Residential	693,529	4.93%	662,942	5.39%	698,852	4.93%	662,369	5.40%
Commercial Real Estate	772,675	5.22%	785,593	5.34%	779,193	5.15%	783,422	5.04%
Business and Small Business	511,386	5.69%	537,373	5.73%	519,432	5.67%	532,405	5.71%
Personal Loans	766,949	5.09%	805,973	5.39%	772,817	5.10%	811,840	5.39%

Total Interest Earning Assets	$4,517,956	4.05%	$4,392,834	4.71%	$4,507,980	4.12%	$4,375,809	4.66%

Deposits:	$3,633,187	0.87%	$3,343,705	1.02%	$3,636,649	0.88%	$3,329,474	1.09%
Savings	728,357	0.65%	609,145	0.71%	717,995	0.69%	582,339	0.71%
Money Market	614,771	0.72%	623,293	0.81%	618,786	0.74%	632,574	0.82%
Demand	418,835	0.23%	374,223	0.31%	413,822	0.24%	362,207	0.31%
Demand — Municipals	949,531	0.83%	858,073	1.04%	987,274	0.85%	858,151	1.06%
Total Core Deposits	2,711,494	0.66%	2,464,734	0.79%	2,737,877	0.69%	2,435,271	0.80%

Time Deposits	921,693	1.46%	878,971	1.67%	898,772	1.46%	894,203	1.87%

Borrowings	254,829	3.36%	402,823	4.02%	260,946	3.40%	413,925	4.09%

Total Interest Bearing Liabilities	$3,888,016	1.03%	$3,746,528	1.34%	$3,897,595	1.05%	$3,743,399	1.42%

Non-interest bearing deposits	284,018		267,194		282,712		258,485

Net interest margin		3.16%		3.57%		3.22%		3.45%

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
ASSET QUALITY INDICATORS:
Non-performing assets:
Non-accruing loans	$118,697	$120,102	$95,803	$68,555
Accruing loans past due 90 days or more*	25,173	25,112	27,932	44,768

Total non-performing loans**	$143,870	$145,214	$123,735	$113,323

Troubled debt restructurings	—	—	—	22,222
Real estate owned	18,740	16,449	16,694	10,720

Total non-performing assets	$162,610	$161,663	$140,429	$146,265

Non-performing loans to total loans	5.27%	5.23%	4.42%	4.03%
Non-performing loans to total assets	3.05%	2.96%	2.51%	2.32%
Non-performing assets to total assets	3.45%	3.30%	2.85%	3.00%
Non-performing assets less accruing loans past due 90 days or more to total assets	2.92%	2.79%	2.28%	2.08%

*	Includes $25.2 million, $25.1 million, $27.9 million and $24.8 million in government guaranteed student loans as of June 30, 2011, March 31, 2011, December 31, 2010 and June 30, 2010, respectively.

**	Includes $27.0 million, $27.7 million and $26.7 million of troubled debt restructured loans (TDRs) as of June 30, 2011, March 31, 2011 and December 31, 2010, respectively.
Impaired loan charge offs as a percentage of the unpaid principal balances at June 30, 2011 are as follows:

	Recorded	Unpaid Principal		% of Unpaid
At June 30, 2011 (Dollars in thousands)	Investment	Balance	Charge offs	Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$28,481	$40,586	$(12,105)	29.83%
Commercial Business	24,496	31,081	(6,585)	21.19%
Commercial Construction	46,894	70,122	(23,228)	33.13%
Residential Real Estate	16,252	16,802	(550)	3.27%
Residential Construction	1,116	1,214	(98)	8.07%
Consumer Personal	1,458	1,592	(134)	8.42%

Total Impaired Loans	$118,697	$161,397	$(42,700)	26.46%

Key Performance ratios (annualized) are as follows for the three month and six month periods indicated:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2011	2010
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.16%	-0.06%	-0.04%	0.05%	0.56%
Return on average equity	1.30%	-0.48%	-0.28%	0.41%	4.09%
Net interest margin	3.16%	3.27%	3.24%	3.22%	3.45%
Efficiency ratio	70.71%	78.91%	75.35%	74.92%	68.71%
Tangible Common Equity	10.87%	10.10%	10.16%	10.87%	11.17%